UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 15, 2008

Nobel Learning Communities, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	1-10031	22-2465204
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1615 West Chester Pike, West Chester, PA	19382
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (484) 947-2000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On August 19, 2008, the Registrant entered into an employment agreement with Susan W. Race, Ed.D. (the “Agreement”) to serve as Senior Vice President, Education of the Registrant. Under the Agreement, Dr. Race would start her employment with the Registrant on September 15, 2008 and is entitled to an annual salary of $150,000 per year, in addition to a car allowance and a grant of 20,000 stock options. Dr. Race is eligible to participate in a bonus plan to be approved by the Board for the 2009 fiscal year, at a target payout level of 50% of her annual salary. In the event of termination of her employment with the Registrant without cause (unless the termination results from a change of control), Dr. Race will receive the greater of nine months salary and benefits or the amount of severance to which she would be entitled under any new severance plan adopted by the Registrant in the future. If Dr. Race’s employment is terminated by Registrant without cause, within the twelve months following a change of control, Dr. Race will receive eighteen months’ salary and benefits. Dr. Race entered into a one-year Noncompetition, Nonsolicitation and Confidentiality Agreement with the Registrant.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits

Number	Description of Document
10.1	Employment Agreement between the Registrant and Susan W. Race, Ed.D.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Nobel Learning Communities, Inc.
(Registrant)

September 16, 2008	By:	/s/ George H. Bernstein
	Name:	George H. Bernstein
	Title:	President and Chief Executive Officer